Exhibit 5.1

ALSTON & BIRD LLP

One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

Kimberly Knight Phillips	Direct Dial: 404-881-7593	E-mail: kphillips@alston.com

March 29, 2004

Board of Directors
PSS World Medical, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216

Gentlemen:

        We are acting as counsel to PSS World Medical Inc., a Florida corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission for the registration of (i) $150,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due March 15, 2024 (the “Notes”) issued pursuant to an Indenture, dated March 8, 2004 (the “Indenture”), between the Company and Wachovia Bank, National Association, as Trustee (the “Trustee”) and (ii) 8,774,235 shares of the Company’s common stock, $.01 par value per share, issuable upon conversion (the “Shares”).

        As counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the Notes and such documents, records, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering the opinions hereinafter set forth. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, and (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms.

        This opinion letter is based as to matters of law solely on the federal laws of the United States of America, the laws of the State of Georgia and the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

PSS World Medical, Inc.
March 29, 2004

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

    (a)        The Notes have been duly and validly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in equity or at law).

    (b)        The Shares are duly authorized and reserved for issuance by the Company upon conversion of the Notes and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the reference made to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,
ALSTON & BIRD LLP

/s/ Kimberly Knight Phillips
Kimberly Knight Phillips, a Partner

KKP:sam

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